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                                                                       EXHIBIT 5


                                                                October 23, 1998


Nabisco, Inc.
7 Campus Drive
Parsippany, New Jersey 07054

Ladies and Gentlemen:

    I have acted as counsel for Nabisco, Inc. ("the Company") in connection with the accompanying Registration Statement on Form S-3 (together with its exhibits, the "Registration Statement") for the issuance and sale of debt securities (the "Debt Securities") of the Company.

    I have examined the Registration Statement and such other documents and records, and made such other investigations, as I have deemed necessary and relevant for this opinion. Based on this review, I am of the opinion that the Debt Securities of the Company will be duly authorized, legally valid and binding obligations of the Company when they have been (a) duly authorized and executed by the Company; (b) duly authenticated as contemplated by the Registration Statement; and (c) delivered against payment therefor in the manner described in the Registration Statement and any applicable prospectus or pricing supplement.

    This opinion is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and of general principles of equity, whether applied by a court of law or equity.

    The opinions set forth herein are limited to the laws of the State of New York, the New Jersey Business Corporation Act and the federal laws of the United States.

    I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein under the heading "Legal Matters".

                                          Very truly yours,